THE SHARPER IMAGE(R)                  Exhibit 99.1
650 Davis Street
San Francisco, CA  94111                             Corporate Headquarters

FOR IMMEDIATE RELEASE
---------------------
May 8, 2003

Contact: Jeff Forgan, Executive Vice President/Chief Financial Officer The Sharper Image
             415/445-1583

           SHARPER IMAGE REPORTS APRIL COMPARABLE STORE SALES INCREASE
               OF 11 PERCENT, IMPROVES GUIDANCE FOR FIRST QUARTER

         San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of April and first quarter of the fiscal year.

April  sales

         o        Comparable store sales increase 11 percent

         o        Internet sales increase 50 percent

         o        Total Company sales increase 17 percent

         For the month ended April 30, 2003, total Company sales increased 17 percent to $39.8 million from last year's $34.1 million. Total store sales increased 23 percent to $22.0 million from $17.9 million in the prior April; comparable store sales increased 11 percent. Total catalog sales decreased four percent to $11.6 million from the last April's $12.1 million. Catalog sales, excluding television infomercial sales that were affected by television coverage of the Iraq war, increased 20 percent. Internet sales increased 50 percent to $6.2 million from last April's $4.2 million.

First quarter sales

         o        Comparable store sales increase 19 percent

         o        Internet sales increase 42 percent

         o        Total Company sales increase 28 percent

         For the three months ended April 30, 2003, total Company sales increased 28 percent to $117.0 million from last year's $91.6 million. Total store sales increased 32 percent to $65.8 million from $50.0 million in the prior year; comparable store sales increased 19 percent. Catalog sales increased 16 percent to $34.3 million from the last year's $29.6 million. Catalog sales, excluding television infomercial sales, increased 35 percent. Internet sales increased 42 percent to $16.9 million from last year's $11.9 million.

Operational discussion

         "We are pleased with the excellent sales increases in April and our first quarter," said Richard Thalheimer, founder, chairman and chief executive officer. "The first quarter's comparable store sales increase of 19 percent was achieved on top of 2002's first quarter excellent same-store sales gain of 12 percent - a very strong performance.

         "During the month of April, the infomercial component of our catalog sales was unfavorably affected by television coverage of the Iraq war. This preempted our infomercial time slots while viewership on other non-news stations was down because of the public's focus on the war. As war coverage has decreased, we are seeing the availability of television media gradually returning to previous levels. Excluding infomercial sales, catalog and other direct sales increased 20 percent," explained Mr. Thalheimer.

         "All three retail channels - stores, mail order and the Internet - enjoyed excellent sales during all three months of the quarter. Our customers continued to respond to our multimedia advertising program that has been successful in highlighting our proprietary Sharper Image Design products and Sharper Image branded merchandise.

         "During the first quarter, we opened one store, The Shoppes at Grand Prairie in Peoria, Illinois, and we are on track to reach our goal of opening 15 to 20 percent new stores this year," Mr. Thalheimer stated.

          "March and April sales were above our expectations and, as a result, we are increasing our guidance for the first quarter to $0.02 to $0.04 per diluted share earnings from our previous guidance of breakeven," Mr. Thalheimer concluded.

         Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company's product development group, Sharper Image Design. The Company operates over 125 stores throughout the United States, mails millions of its award-winning catalogs each month and advertises through other direct response media including television. The Company's products may also be purchased on the Internet via its online store at sharperimage.com. The Company also has an online auction site where consumers can place bids to win Sharper Image products at lower prices; the auction site is accessed from the home page of the Company's Web site. The
Company also markets its products through business-to-business sales for corporate marketing programs and wholesale customers.

         This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about our future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under "Factors Affecting Future Operating Results" and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.